EXHIBIT 4.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our reports dated February 21, 2008 on the statements of condition and related securities portfolios of Van Kampen Unit Trusts, Taxable Income Series 126 (Long Term Investment Grade Trust, Series 29 and Insured Income Trust, Series 163) as of February 21, 2008 contained in the Registration Statement on Form S-6 and Prospectuses. We consent to the use of our reports in the Registration Statement and Prospectuses and to the use of our name as it appears under the caption "Other Matters - Independent Registered Public Accounting Firm."

                                                          GRANT THORNTON LLP

New York, New York
February 21, 2008